EXHIBIT 10.2

TITAN MACHINERY INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
1.Purpose. This Non-Employee Director Compensation Plan (the "Plan") is intended to attract highly-qualified individuals to serve as Non-Employee Directors of Titan Machinery Inc. (the "Company") and to provide Non-Employee Directors with incentives and rewards that motivate superior oversight and protection of the Company’s business.
2.    Administration. The Plan shall be administered by the Compensation Committee of the Board of Director of the Company (“Compensation Committee”) which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan's administration and take any other actions necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Compensation Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.
3.    Eligibility. Each Non-Employee Director shall be eligible to receive the compensation provided hereunder. Directors who are also employees of the Company do not receive additional compensation for service as a director and shall not be eligible to participate in the Plan.
4.    Cash Compensation.
A.Board Member Annual Retainer. Each Non-Employee Director who is elected or appointed to the Board at an annual meeting of shareholders shall receive an annual retainer for the Board term that commences on election or appointment at such meeting. The amount of the annual retainer shall be as determined by the Board from time to time. The current annual retainer is stated on Exhibit A hereto, as amended from time to time.
A Non-Employee Director who is appointed or elected to the Board after the annual meeting of shareholders shall receive a pro-rated portion of the annual retainer for the Board term based on the number of complete days/months of the Board term during which the Non-Employee Director serves as a member of the Board, unless otherwise determined by the Compensation Committee.

B.Committee Chair Annual Retainer. Each Non-Employee Director who is appointed to serve as a Committee Chair shall receive a Committee Chair annual retainer for the Board term that commences in appointment at such meeting. The amount of the Committee Chair annual retainer shall be as determined by the Board from time to time. The current annual retainers for the Committee Chair positions are stated on Exhibit A hereto, as amended from time to time.
A Non-Employee Director who is appointed as a Committee Chair after the annual meeting of shareholders shall receive a pro-rated portion of the Committee Chair annual retainer for the Board term based on the number of complete days/months of the Board term during which the Non-Employee Director serves as the applicable Committee Chair, unless otherwise determined by the Compensation Committee.
C.Lead Director Annual Retainer. If a Non-Employee Director is appointed to serve as the Lead Director he/she shall receive a Lead Director annual retainer for the Board term that commences in appointment at such meeting. The amount of the Lead Director annual retainer shall be as determined by the Board from time to time. The current annual retainer for the Lead Director is stated on Exhibit A hereto. A Non-Employee Director who is appointed as a Lead Director after the annual meeting of shareholders shall receive a pro-rated portion of the Lead Director annual retainer for the Board term based on the number of complete days/months of the Board term during which the Non-Employee Director serves as the Lead Director, unless otherwise determined by the Compensation Committee.
D.Form of Payment of Annual Retainers.  Except as otherwise provided herein, all annual retainers shall be paid in cash, in arrears, in equal quarterly installments (the "Quarterly Payment Dates"). Any pro-rated portion of any annual retainer for any quarter shall be payable on the next regularly scheduled Quarterly Payment Date.
5.    Equity Compensation.
A.Source of Shares. All grants of equity awards contemplated by this Plan shall be issued under the 2014 Equity Incentive Plan (“EIP”), subject to all of the terms and conditions thereof and only to the extent that shares remain available for issuance under the EIP. The terms of the EIP are incorporated into this Plan with respect to any equity awards paid hereunder. In the event of any inconsistency between the EIP and this Plan with respect to the equity awards, the terms of the EIP shall control. The Plan does not constitute a separate source of shares for the granting of any equity awards hereunder.

B.Restricted Stock Awards. Each Non-Employee Director who continues as a member of the Board following the annual meeting of shareholders will receive an annual award of restricted stock awards (“RSA”) in such amounts as determined by the Board from time to time calculated by dividing the dollar value of the RSAs by the fair market value of a share on the grant date, rounded to the nearest whole share. The RSAs shall be granted pursuant to the terms of the EIP and a Restricted Stock Award Agreement (“Award Agreement”) between the Non-Employee Director and the Company. The RSA shall be granted as of the date of the annual shareholder meeting as compensation for the next 12 months of service, and shall vest on the date of the following annual shareholder meeting, or such other grant or vesting dates as determined by the Compensation Committee. Other terms and conditions of the RSA shall be determined by the Compensation Committee, as stated in the Award Agreement.
C.Settlement of RSAs. Promptly following the vesting date, the Company shall issue and deliver to the Non-Employee Director one share for each outstanding vested RSA.
D.Pro-rated RSA Annual Awards. Any Non-employee Director who becomes a director between annual meetings of shareholders shall receive a pro-rated annual award of RSAs for the Board term during which he or she joined the Board based on the number of complete months and days to be served during the Board term. Any such pro-rated annual award shall be granted on the effective date of the appointment or such other date as determined by the Compensation Committee, and shall vest as of the following annual meeting of shareholders.
6.    Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties, including reasonable travel and other expenses incurred by the Non-Employee Director to attend Board and Committee meetings. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.
To the extent that any reimbursement under the Plan provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”), (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
7.    General Provisions.
A.    Unfunded Obligations. The amounts to be paid to Non-Employee Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any reference or security interest in any assets of the Company other than as a general unsecured creditor.
B.    No Right to Continued Board Membership. Neither the Plan nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or in any other capacity.
C.    Nonassignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.
D.    Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
E.    Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof (other than matters covered by the EIP and supersedes all prior plans with respect to the subject matter hereof.
F.    Compliance With Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.
G.    Term of Plan. This Plan will remain in effect until it is revised or terminated by further action of the Board.
H.    Termination and Amendment. The Board may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

I.    Applicable Law. The law of the State of North Dakota shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state's conflict of law rules.
J.    Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.
K.    Withholding. To the extent required by applicable federal, state or local law, a Non-Employee Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.
L.    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
M.    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

Adopted 6/4/2015

EXHIBIT A
TO
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Director Retainer	$50,000
Lead Independent Director	$15,000
Audit Committee Chair	$25,000
Governance & Compensation Committee Chairs	$10,000
Restricted Stock*	$70,000
* The actual number of shares delivered will be determined based upon the closing market price of Titan’s stock on the date of the Annual Meeting

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